                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant  [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]     Definitive Proxy Statement

[ ]     Definitive Additional Materials

[ ]     Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12


                                  ABAXIS, INC.
                (Name of Registrant as Specified In Its Charter)


Payment of filing fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)    Title of each class of securities to which transaction applies:

        (2)    Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which filing fee is calculated and state how it was determined):

        (4)    Proposed maximum aggregate value of transaction:

        (5)    Total fee paid:

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


        (1)    Amount previously paid:

        (2)    Form, Schedule or Registration Statement No.:

        (3)    Filing Party:

        (4)    Date Filed:

                                                  3240 Whipple Road, Union City,
                                                  CA 94587
                                                  Phone 510 - 675 - 6500 Fax
                                                  510 - 441 - 6150

Abaxis Logo

                                                              September 17, 2001

Dear Shareholder:

     The 2001 Annual Meeting of Shareholders of Abaxis, Inc. ("we" or "us") will be held on October 23, 2001, at 10:00 a.m. local time, at our principal offices, located at 3240 Whipple Road, Union City, California. You are cordially invited to attend.

     The Notice of Annual Meeting of Shareholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

     After reading the Proxy Statement, please promptly complete, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters to be presented for shareholder consideration is important. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

     A copy of our Annual Report to Shareholders also is enclosed for your information. At the 2001 Annual Meeting of Shareholders we will review the activities of Abaxis over the past year and our plans for the future. We look forward to seeing you at the Annual Meeting.

                                          Very truly yours,

                                          /s/ Clinton H. Severson
                                          CLINTON H. SEVERSON
                                          Chairman of the Board, President and
                                          Chief Executive Officer

ABAXIS LOGO

                                  ABAXIS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 23, 2001

TO THE SHAREHOLDERS:

     Please take notice that the Annual Meeting of the Shareholders of Abaxis, Inc., a California corporation ("us" or "we"), will be held on October 23, 2001, at 10:00 a.m. local time at our offices, located at 3240 Whipple Road, Union City, California, for the following purposes:

     1. To elect five directors to hold office for the ensuing year;

     2. To approve an increase in the maximum aggregate number of shares of common stock authorized for issuance under our 1998 Stock Option Plan by 1,000,000 shares;

     3. To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent public accountants for the fiscal year ending March 31, 2002; and

     4. To transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on September 4, 2001, are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be available for examination by any shareholder, for any purpose relating to the meeting, during ordinary business hours at our offices located at 3240 Whipple Road, Union City, California.

                                          By order of the Board of Directors

                                          [/s/ ZARA Z. THOMAS]

                                          ZARA Z. THOMAS
                                          Assistant Secretary

Union City, California
September 17, 2001

IMPORTANT: PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POST-PAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS..........    1
GENERAL INFORMATION.........................................    1
  Expenses of Solicitation of Proxies.......................    1
  Voting Securities and Record Date.........................    1
  Quorum and Cumulative Voting..............................    1
  Voting and Revocability of Proxies........................    1
PROPOSAL NUMBER ONE.........................................    2
  Election of Directors.....................................    2
PROPOSAL NUMBER TWO.........................................    3
  Approval of Amendment to the Abaxis, Inc. 1998 Stock
     Option Plan............................................    3
PROPOSAL NUMBER THREE.......................................    7
  Ratification of Appointment of Independent Public
     Accountants............................................    7
INFORMATION ABOUT ABAXIS....................................    8
  Security Ownership of Certain Beneficial Owners and
     Management.............................................    8
  Directors and Executive Officers..........................   10
EXECUTIVE COMPENSATION AND OTHER MATTERS....................   12
  Summary Compensation Table................................   12
  Stock Options Granted in Fiscal 2001......................   13
  Aggregate Option Exercises in Last Fiscal Year And Fiscal
     Year-End Values........................................   14
  Compensation of Directors.................................   14
  Compensation Committee Interlocks and Insider
     Participation in Compensation Decisions................   14
  Employment Contracts and Termination of Employment and
     Change-in-Control Arrangements.........................   14
  Section 16(a) Beneficial Ownership Reporting Compliance...   15
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE
  COMPENSATION..............................................   16
REPORT OF THE AUDIT COMMITTEE...............................   18
COMPARISON OF SHAREHOLDER RETURN............................   19
SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL
  MEETING...................................................   20
TRANSACTION OF OTHER BUSINESS...............................   20
APPENDIX A: CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF
  DIRECTORS.................................................  A-1

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

     The accompanying proxy is solicited by the Board of Directors of Abaxis, Inc., a California corporation ("Abaxis" or "us" or "we"), for use at our annual meeting of shareholders to be held on October 23, 2001 (the "Annual Meeting"), or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The date of this Proxy Statement is September 17, 2001, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to shareholders.

                              GENERAL INFORMATION

     Expenses of Solicitation of Proxies. The cost of soliciting proxies will be borne by us. In addition to soliciting shareholders by mail through its regular employees, we will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have our stock registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of its officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

     Voting Securities and Record Date. On September 4, 2001, we had outstanding 16,243,325 shares of our common stock held by 220 shareholders of record. All shares of our common stock are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Except with respect to the election of directors, the procedure for which is described below, each share of common stock is entitled to one vote.

     Quorum and Cumulative Voting. Our Bylaws provide that a majority of all of the shares of the common stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. In the election of directors, each common stock shareholder has cumulative voting rights and may be entitled to as many votes as is equal to the number of shares of common stock multiplied by the number of directors to be elected (i.e., five), which votes may be cast for a single candidate or distributed among any or all of the candidates. However, no shareholder is entitled to cumulate votes with respect to a candidate unless the candidate's name has been placed in nomination prior to the voting and the shareholder has given notice, at the meeting and prior to the voting, of his or her intention to cumulate his or her votes. If any one shareholder has given such notice, all shareholders may cumulate their votes.

     Voting and Revocability of Proxies. The persons authorized to vote shares represented by executed proxies (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any and all nominees as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld. If an executed proxy is submitted without any instruction for the voting of such proxy, the proxy will be voted in favor of the proposals described, but votes may be cumulated for less than all of the nominees for director.

     All valid proxies received before the Annual Meeting will be exercised. A shareholder giving a proxy has the power to revoke his or her proxy at any time before the time it is exercised by delivering to the Secretary of Abaxis a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the Annual Meeting and voting in person.

                              PROPOSAL NUMBER ONE

                             ELECTION OF DIRECTORS

     The charter documents of Abaxis authorize a Board of Directors consisting of five (5) directors. All five (5) of our directors are to be elected for the ensuing year and until their successors are elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named.

     If elected, each nominee will hold office until our next annual meeting of shareholders or until his successor is elected and qualified unless he shall resign or his office becomes vacant by death, removal, or other cause in accordance with our Bylaws. The persons named in the accompanying form of proxy will vote the shares represented thereby for the following nominees, but may cumulate the votes for less than all of the nominees, as permitted by the laws of the State of California, unless otherwise instructed.

     The nominees for election to the Board of Directors at the Annual Meeting are Clinton H. Severson, Richard J. Bastiani, Ph.D., Brenton G.A. Hanlon, Prithipal Singh, Ph.D. and Ernest S. Tucker, III, M.D. Please see "Information about Abaxis -- Director Nominees" below for information concerning the nominees.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

     If a quorum is present and voting, the five (5) nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but abstentions or broker non-votes will not have any effect on the outcome of the proposal so long as the votes both in favor and against the proposal together constitute a quorum. If the nominees decline to serve or become unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for substitute nominees as the Board of Directors may designate.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED ABOVE.

                              PROPOSAL NUMBER TWO

       APPROVAL OF AMENDMENTS TO THE ABAXIS, INC. 1998 STOCK OPTION PLAN

     The Abaxis, Inc. 1989 Stock Option Plan (the "1989 Plan") was adopted by the Board of Directors in May 1989 and was approved by our shareholders in December 1990. The Board of Directors and shareholders have approved from time to time increases in the number of shares issuable under the 1989 Plan. In July 1998, the Board of Directors amended the 1989 Plan, and obtained shareholder approval in October 1998, to increase by 1,000,000 shares to 2,886,000 the maximum aggregate number of shares of common stock issuable under the plan. In addition, the Board of Directors approved the amendment and restatement of the 1989 Plan as the Abaxis, Inc. 1998 Stock Option Plan (the "Option Plan"), and obtained shareholder approval of such amendment and restatement. In July 2000, the Board of Directors amended the Option Plan, and obtained shareholder approval in October 2000, to increase by 500,000 shares to 3,386,000 the maximum aggregate number of shares of common stock issuable under the Option Plan.

     The shareholders are now being asked to approve the amendment of the Option Plan to increase by 1,000,000, from 3,386,000 to 4,386,000, the maximum aggregate number of shares of common stock issuable under the Option Plan. The Board of Directors believes that the availability of an adequate stock option program is an important factor in attracting and retaining qualified officers, employees, directors and consultants essential to our success and in aligning their long-term interests with those of the shareholders.

SUMMARY OF OPTION PLAN

     The following summary of the Option Plan is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any shareholder upon request.

     General. The purpose of the Option Plan is to advance the interests of Abaxis and our shareholders by providing an incentive to attract, retain and reward our employees, directors and consultants and by motivating such persons to contribute to our growth and profitability. The Option Plan provides for the grant to employees of incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and the grant of nonstatutory stock options to employees, directors and consultants.

     Shares Subject to Plan. The shareholders have previously authorized the reservation of an aggregate of 3,386,000 shares of our authorized but unissued shares of common stock for issuance upon the exercise of options granted under the Option Plan. The Option Plan permits the issuance of reacquired shares as well as previously unissued shares. As of August 31, 2001, options to purchase 847,382 shares of common stock granted pursuant to the Option Plan had been exercised, and there were 139,092 shares of common stock available for future grants under the Option Plan, without taking the proposed increase into account. Appropriate adjustments will be made to the shares subject to the Option Plan and to outstanding options upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in our capital structure. To the extent that any outstanding option under the Option Plan expires or terminates prior to exercise in full or if shares issued upon exercise of an option are repurchased by us, the shares of common stock for which such option is not exercised or the repurchased shares are returned to the Option Plan and become available for future grant.

     Administration. The Option Plan will be administered by our Board of Directors or a duly appointed committee of the Board (hereinafter referred to collectively as the "Board"). Subject to the provisions of the Option Plan, the Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability and vesting of each option, the purchase price and the type of consideration to be paid to us upon the exercise of each option, the time of expiration of each option, and all other terms and conditions of the options. The Board may amend, modify, extend, cancel, renew, or grant a new option in substitution for, any option, waive any restrictions or conditions applicable to any option, and accelerate, continue, extend or defer the exercisability or vesting of any option, including with respect to the period following an optionee's termination of service with us. The Option Plan provides, subject to certain limitations, for indemnification by Abaxis of any director, officer or employee against all reasonable expenses, including

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

attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the Option Plan. The Board will interpret the Option Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Option Plan or any option.

     Eligibility. Options may be granted under the Option Plan to our employees, consultants and directors or of any present or future parent or subsidiary corporations of Abaxis. Prospective employees, consultants and directors may also receive grants under the Option Plan in connection with written offers of employment or engagement, provided that such options may not become exercisable prior to the individual's commencement of service. While any person eligible under the Option Plan may be granted a nonstatutory option, only employees may be granted incentive stock options. As of August 31, 2001, we had approximately 129 employees, including six executive officers, five directors and two consultants who would be eligible to receive a grant under the Option Plan.

     Terms and Conditions of Options. Each option granted under the Option Plan is evidenced by a written agreement between us and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Option Plan. The exercise price of an incentive stock option may not be less than the fair market value of a share of the common stock on the date of grant and the exercise price of a nonstatutory stock option may not be less than 85% of such fair market value. The Option Plan provides that any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power (or combined value) of all classes of our stock or any parent or subsidiary corporation of us (a "Ten Percent Shareholder") must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant as required under Section 422 of the Code. As of August 31, 2001, the closing price of our common stock, as reported on the Nasdaq National Market, was $5.01 per share.

     Under the Option Plan, the option exercise price may be paid in cash, by check, or in cash equivalent, by tender of shares of common stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares of common stock being acquired upon the exercise of the option, or by any combination of these. Nevertheless, the Board may restrict the forms of payment permitted in connection with any option grant. No option may be exercised until the optionee has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option.

     Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Board. Generally, options granted under the Option Plan become exercisable in installments over a period of time specified by the Board at the time of grant, subject to the optionee's continued service with us. The Option Plan provides that the maximum term of an incentive stock option is ten years unless granted to a Ten Percent Shareholder, in which case the maximum term is five years. The Option Plan does not limit the term of a nonstatutory stock option. An option generally will remain exercisable for 3 months following the optionee's termination of service, provided that if termination results from the optionee's death or disability, the option generally will remain exercisable for 12 months following the optionee's termination of service. In any event the option must be exercised no later than its expiration date. The Board, in its discretion, may provide for longer or shorter post-service exercise periods in particular instances.

     Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. A nonstatutory stock option may be assignable or transferable to the extent permitted by the Board and as set forth in the option agreement.

     Change in Control. The Option Plan provides that in the event of a "Change in Control" (as defined below), the surviving, continuing, successor or purchasing corporation or parent corporation thereof (the "Acquiring Corporation") may either assume Abaxis' rights and obligations under the outstanding options or substitute substantially equivalent options for such corporation's stock. If the Acquiring Corporation elects not to assume or substitute for options outstanding under the Option Plan, any unvested or unexercisable portion of the outstanding options will become immediately exercisable and vested in full prior to such Change in
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

Control. To the extent that the outstanding options are not assumed, replaced or exercised prior to the Change in Control, they will terminate. If the Acquiring Corporation assumes or substitutes for outstanding options, then such options will continue to become exercisable and/or vested as provided in the respective stock option agreements. However, if an optionee's employment with the Acquiring Corporation is terminated other than for "cause" or if the optionee resigns for "good reason" following the occurrence of a Change in Control, the outstanding options of such optionee will become immediately exercisable and vested as of the date of such termination of employment.

     For purposes of the Option Plan, a "Change in Control" means (i) a sale or exchange by the shareholders in a single or series of related transactions of more than 50% of our voting stock, (ii) a merger or consolidation in which we are a party, (iii) the sale, exchange or transfer of all or substantially all of our assets, or (iv) our liquidation or dissolution wherein, upon any such event, our shareholders immediately before such event do not retain immediately after such event direct or indirect beneficial ownership of more than 50% of the total combined voting power of our voting stock, its successor, or the corporation to which our assets were transferred.

     Termination or Amendment. The Option Plan will continue in effect until the earlier of its termination by the Board or the date on which all shares available for issuance under the Option Plan have been issued and all restrictions on such shares under the terms of the Plan and the option agreements have lapsed, provided that all options must be granted within ten years of July 21, 1998, the date on which the Board approved the restatement of the Option Plan. The Board may terminate or amend the Option Plan at any time. However, without shareholder approval, the Board may not amend the Option Plan to increase the total number of shares of common stock issuable thereunder, change the class of persons eligible to receive incentive stock options, or effect any other change that would require shareholder approval under any applicable law, regulation or rule. No termination or amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve an option's status as an incentive stock option or is necessary to comply with any applicable law, regulation or rule.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

     Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

     The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

     Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. No tax deduction is available to us with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

     The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum representing a majority of all outstanding shares of Abaxis common stock is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but abstentions or broker non-votes will not have any effect on the outcome of the proposal so long as the votes both in favor and against the proposal together constitute a quorum.

     THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED AMENDMENT OF THE ABAXIS 1998 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF ABAXIS COMMON STOCK RESERVED FOR ISSUANCE UNDER THE ABAXIS 1998 STOCK OPTION PLAN BY 1,000,000 SHARES, FROM 3,386,000 TO 4,386,000 SHARES, IS IN THE BEST INTERESTS OF ABAXIS AND ITS SHAREHOLDERS FOR THE REASONS STATED ABOVE.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL.

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

                             PROPOSAL NUMBER THREE

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of Abaxis has selected Deloitte & Touche LLP as independent public accountants to audit the financial statements of Abaxis for the fiscal year ending March 31, 2002. Deloitte & Touche LLP has acted in such capacity since its appointment in the fiscal year ended March 31, 1996. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum representing a majority of all outstanding shares of Abaxis common stock is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but abstentions or broker non-votes will not have any effect on the outcome of the proposal so long as the votes both in favor and against the proposal together constitute a quorum.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS FOR ABAXIS, INC. FOR THE FISCAL YEAR ENDING MARCH 31, 2002.

                            INFORMATION ABOUT ABAXIS

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of August 31, 2001 certain information with respect to the beneficial ownership of our common stock by (i) all persons known by us to be the beneficial owners of more than 5% of our outstanding common stock; (ii) each of our directors and director-nominees; (iii) the persons named in the Summary Compensation Table; and (iv) all of our executive officers and directors as a group.

                                                              NUMBER OF SHARES
                                                                BENEFICIALLY      PERCENT OF COMMON
                NAME OF BENEFICIAL OWNER(1)                        OWNED         STOCK OUTSTANDING(2)
                ---------------------------                   ----------------   --------------------
EXECUTIVE OFFICERS
Clinton H. Severson(3)......................................       599,864               3.6%
Vladimir E. Ostoich(4)......................................       317,017               1.9
Robert B. Milder(5).........................................       131,617                 *
Michael W. Mercer(6)........................................        90,696                 *
Kenneth P. Aron(7)..........................................        42,817                 *
Alberto R. Santa Ines(8)....................................         9,125                 *
DIRECTORS
Ernest S. Tucker, III, M.D.(9)..............................        63,545                 *
Richard J. Bastiani, Ph.D.(10)..............................        60,415                 *
Prithipal Singh(11).........................................        38,583                 *
Brenton G. A. Hanlon(12)....................................        25,667                 *
EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP (10
  PERSONS)(13)..............................................     1,379,346               7.8

---------------
  *  Less than 1%

 (1) The persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. The business address of each of the beneficial owners listed is c/o Abaxis, Inc., 3240 Whipple Road, Union City, CA 94587.

 (2) The percentages shown in this column are calculated from (i) the aggregate of 16,243,325 shares of our common stock outstanding on August 31, 2001;
     (ii) options held by that person that are exercisable within sixty (60) days of August 31, 2001 and which are thus deemed outstanding in accordance with the rules of the Securities and Exchange Commission; (iii) warrants held by that person that are exercisable within sixty (60) days of August 31, 2001; and (iv) the aggregate of 939,699 shares of our common stock into which our Series D Convertible Preferred Stock may be converted within sixty (60) days of August 31, 2001.

 (3) Includes the following beneficially owned by Mr. Severson:

      - 115,000 shares of common stock;

      - 451,500 shares subject to options exercisable within sixty days of August 31, 2001;

      - 8,650 shares subject to warrants to purchase common stock; and

      - 24,714 shares issuable upon the conversion of Series D Convertible Preferred Stock.

 (4) Includes the following beneficially owned by Dr. Ostoich:

      - 29,500 shares held by Dr. Ostoich's qualified retirement plan;

      - 27,500 shares held by Dr. Ostoich's wife's qualified retirement plan;

      - 89,328 shares held of record by the Vladimir Ostoich and Liliana Ostoich Trust Fund, for the benefit of Dr. Ostoich and his wife;

      - 141,375 shares subject to stock options exercisable by Dr. Ostoich within sixty days of July 31, 2001;

      - 7,600 shares subject to warrants to purchase common stock; and

      - 21,714 shares issuable upon the conversion of Series D Convertible Preferred Stock.

 (5) Includes 42,200 shares of common stock and 89,417 shares subject to options to purchase common stock exercisable within sixty days of August 31, 2001.

 (6) Includes the following beneficially owned by Mr. Mercer:

      - 4,500 shares of common stock;

      - 81,375 shares subject to options exercisable within sixty days of August 31, 2001;

      - 1,250 shares subject to warrants to purchase common stock; and

      - 3,571 shares issuable upon the conversion of Series D Convertible Preferred Stock.

 (7) Includes the following beneficially owned by Dr. Aron:

      - 2,600 shares of common stock;

      - an aggregate of 575 shares of common stock held by two trusts of which Dr. Aron and his wife, Martha Aron, are trustees and Dr. Aron's minor children are beneficiaries;

      - 2,500 shares subject to warrants to purchase common stock held by the Martha Aron Trust; and

      - 7,142 shares issuable upon the conversion of Series D Convertible Preferred Stock held by the Martha Aron Trust.

 (8) Includes 9,125 shares subject to options exercisable within sixty days of August 31, 2001.

 (9) Includes 11,545 shares of common stock and 52,000 shares subject to options exercisable within sixty days of August 31, 2001.

(10) Includes 35,415 shares of common stock and 25,000 shares subject to options exercisable within sixty days of August 31, 2001.

(11) Includes 2,000 shares of common stock and 36,583 shares subject to options exercisable within sixty days of August 31, 2001.

(12) Includes 25,667 shares subject to options exercisable within sixty days of August 31, 2001.

(13) Includes the following beneficially owned by the executive officers and directors of Abaxis:

      - 360,163 shares of common stock;

      - 942,042 shares subject to options exercisable within sixty days of July 31, 2001;

      - 20,000 shares subject to warrants to purchase common stock; and

      - 57,141 shares issuable upon the conversion of Series D Convertible Preferred Stock.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning our directors and executive officers as of August 31, 2001.

              NAME                 AGE                           TITLE
              ----                 ---                           -----
Clinton H. Severson..............  53     Chairman of the Board, President, Chief Executive
                                          Officer and Director
Richard J. Bastiani,
  Ph.D.(1)(2)....................  59     Director
Brenton G. A. Hanlon(1)(2).......  55     Director
Prithipal Singh, Ph.D.(1)........  62     Director
Ernest S. Tucker, III, M.D.(1)...  68     Director
Kenneth P. Aron, Ph.D. ..........  48     Vice President of Research and Development
Michael W. Mercer................  47     Vice President of Domestic Marketing and Sales
Robert B. Milder.................  51     Vice President of Operations
Vladimir E. Ostoich, Ph.D. ......  55     Vice President of Engineering, Founder
Alberto R. Santa Ines............  54     Interim Chief Financial Officer and Director of
                                          Finance

---------------
(1) Member of the Audit Committee

(2) Member of the Compensation Committee

     Clinton H. Severson has served as our President, Chief Executive Officer and Director since June 1996. He was appointed Chairman of the Board in May 1998. From February 1989 to May 1996, Mr. Severson served as President and Chief Executive Officer of MAST Immunosystems, Inc., a medical diagnostic company.

     Richard J. Bastiani, Ph.D. joined our Board of Directors in September 1995. Dr. Bastiani has also served as Chairman of the Board of Directors of ID Biomedical Corporation (NASDAQ: IDBE) since August 1998, after having been appointed to the Board of Directors of ID Biomedical Corporation in October 1996. Dr. Bastiani was President of Dendreon (NASDAQ: DNDN), a biotechnology company from September 1995 to September 1998. From 1971 until 1995, Dr. Bastiani held a number of positions with Syva Company, including as President from 1991 until Syva was acquired by a subsidiary of Hoechst AG in 1995. Dr. Bastiani is also a member of the board of directors of several privately held companies.

     Brenton G. A. Hanlon joined our Board of Directors in November 1996. Mr. Hanlon has been President and Chief Executive Officer of Hitachi Chemical Systems, a diagnostic products company since January 2001. Concurrently, from December 1996 until the present, Mr. Hanlon has served as President and Chief Operating Officer of Tri-Continent Scientific, a subsidiary of Hitachi Chemical Diagnostics. From 1989 to December 1996, Mr. Hanlon was Vice President and General Manager of Tri-Continent Scientific. Mr. Hanlon serves on the board of directors of two privately held companies.

     Prithipal Singh, Ph.D. joined our Board of Directors in June 1992. Since January 1998, Dr. Singh has served as the Chairman of Zygox Corporation, a privately held software development company. From 1988 to March 1998, Dr. Singh was Founder, Chairman and Chief Executive Officer of ChemTrak, Inc. (Pink
Sheets: CMTR).

     Ernest S. Tucker, III, M.D. joined our Board of Directors in September 1995. Dr. Tucker retired as Chief Compliance Officer for Scripps Health in San Diego in September 2000, after having served in that position since April 1998. Since September 2000, Dr. Tucker has been a self-employed healthcare consultant. Dr. Tucker was Chairman of Pathology at Scripps Clinic and Research Foundation from 1992 to April 1998.

     Michael W. Mercer joined us in October 1998 as Vice President of Domestic Marketing and Sales. From February 1997 to October 1998, Mr. Mercer was an independent healthcare marketing consultant in the area of cardiovascular surgery, critical care medicine and physician point-of-care diagnostics. From February 1995 to February 1997 Mr. Mercer was Vice President of Sales and Marketing for Sendx Medical, a manufacturer of blood gas, electrolyte and hematocrit analyzers.

     Robert B. Milder joined us in May 1998 as Vice President of Operations. From December 1996 to May 1998, Mr. Milder was the Vice President of Manufacturing for Nidek, Inc., a manufacturer of opthalmic and surgical lasers. From March 1992 to January 1996, Mr. Milder was Vice President of Operations for Heraeus Surgical, Inc., a surgical capital equipment manufacturer.

     Vladimir E. Ostoich, Ph.D., one of our co-founders, is currently our Vice President of Engineering. Dr. Ostoich has served as Vice President in various capacities at Abaxis since our inception, including as Vice President of Research and Development, Senior Vice President of Research and Development, Vice President of Engineering and Instrument Manufacturing and Vice President of Marketing and Sales for the United States and Canada.

     Alberto R. Santa Ines joined us in February 2000 as Finance Manager. In April 2001, Mr. Santa Ines was promoted to Interim Chief Financial Officer and Director of Finance. From August 1997 to March 1998, Mr. Santa Ines was the Controller of Unisil, a private semiconductor company. From April 1994 to August 1997, he was a Senior Finance Manager at Lam Research, a semiconductor equipment manufacturer.

     Kenneth P. Aron, Ph.D. joined us in February 2000 as Vice President of Research and Development. From April 1998 to November 1999, Dr. Aron was Vice President of Engineering and Technology of Incyte Pharmaceuticals. From April 1996 to April 1998, Dr Aron was Vice President, Research, Development and Engineering for Cardiogenesis Corporation.

Term and Number of Directors

     All directors hold office until our next annual meeting of shareholders and until their successors have been elected and qualified. Our Bylaws authorize the Board of Directors to fix the number of directors at not less than four nor more than seven. The authorized number of our directors is currently five. Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of our directors or officers.

Meetings and Committees of the Board of Directors

     During the fiscal year ended March 31, 2001, our Board of Directors held four meetings and no director attended fewer than 75% of the total meetings of the Board.

     The members of the Audit Committee during the fiscal year ended March 31, 2001 were Drs. Singh and Tucker. Messrs. Bastiani and Hanlon were appointed as additional members of the Audit Committee in June 2001. The Audit Committee reviews and monitors our corporate financial reporting and our external audits, including, among other things, our control functions, the results and scope of the annual audit and other services provided by our independent accountants and our compliance with legal matters that have a significant impact on our financial reports. The Audit Committee also consults with the management and our independent accountants prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the Audit Committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, our independent accountants. Dr. Singh held four meetings during the fiscal year ended March 31, 2001 with Deloitte & Touche LLP at which he discussed the quarterly results with Deloitte & Touche LLP. Dr. Tucker did not participate in those meetings. However, Drs. Tucker and Singh, along with Messrs. Bastiani and Hanlon, formally reviewed the financial statements for the year ended March 31, 2001 with Deloitte & Touche LLP. For additional information about the Audit Committee, see "Report of the Audit Committee" below.

     The members of the Compensation Committee during the fiscal year ended March 31, 2001 were Messrs. Bastiani and Hanlon. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding our compensation policies and all forms of compensation to be provided to our executive officers and directors, including among other things, annual salaries and bonuses and stock option incentive arrangements. The Compensation Committee held four meetings during the fiscal year ended March 31, 2001, all of which were attended by both Messrs. Bastiani and Hanlon. For additional information about the Compensation Committee, see "Report Of The Compensation Committee On Executive Compensation," and "Executive Compensation and Other Matters" below.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following table sets forth information concerning the compensation for services in all capacities to Abaxis during the fiscal years ended March 31, 2001, March 31, 2000 and March 31, 1999 of (i) our Chief Executive Officer; (ii) our four other most highly compensated executive officers whose total salary and bonus for the fiscal year ended March 31, 2001 exceeded $100,000; and (iii) one former executive officer for whom disclosure would have been made but for the fact that he ceased employment with us prior to March 31, 2001.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                                                        ------------
                                                              ANNUAL COMPENSATION($)     SECURITIES
                                                              ----------------------     UNDERLYING
         NAME AND PRINCIPAL POSITION           FISCAL YEAR     SALARY        BONUS       OPTIONS(#)
         ---------------------------           -----------    ---------    ---------    ------------
Clinton H. Severson..........................     2001        $250,000     $226,500            --
  President and Chief Executive Officer           2000         200,000      112,500            --
                                                  1999         200,000       60,450       200,000
Robert B. Milder.............................     2001        $155,000     $143,500            --
  Vice President of Operations                    2000         130,000       67,500        75,000
                                                  1999          93,000       20,400        65,000
Vladimir E. Ostoich Ph.D.....................     2001        $150,000     $166,000            --
  Vice President of Engineering                   2000         144,740       90,000        75,000
                                                  1999         144,740       47,630        25,000
Donald J. Stewart(1).........................     2001        $140,000     $166,000        50,000
  Former Vice President of Finance and            2000         110,000       90,000        25,000
  Administration, Chief Financial Officer         1999          63,537       18,675        75,000
  and Secretary
Michael W. Mercer............................     2001        $140,000     $187,960            --
  Vice President of Marketing Sales, Domestic     2000         110,000       71,750        20,000
                                                  1999          46,538           --        50,000
Kenneth P. Aron Ph.D.........................     2001        $140,000     $ 76,000        50,000
  Vice President of Development                   2000          19,000           --        60,000
                                                  1999              --           --            --

---------------
(1) Mr. Stewart resigned his employment with us in April 2001.

STOCK OPTIONS GRANTED IN FISCAL 2001

     The following table provides the specified information concerning grants of options to purchase our common stock made during the fiscal year ended March 31, 2001, to the persons named in the Summary Compensation Table.

                          OPTION GRANTS IN FISCAL 2001

                                   INDIVIDUAL GRANTS IN FISCAL 2001
                           ------------------------------------------------      POTENTIAL REALIZABLE
                                      % OF TOTAL                               VALUE AT ASSUMED ANNUAL
                                       OPTIONS                                   RATES OF STOCK PRICE
                                      GRANTED TO    EXERCISE                   APPRECIATION FOR OPTION
                           OPTIONS    EMPLOYEES       BASE                             TERM(1)
                           GRANTED    IN FISCAL       PRICE      EXPIRATION    ------------------------
          NAME             (#)(2)        YEAR       ($/SH)(3)       DATE         5%($)         10%($)
          ----             -------    ----------    ---------    ----------    ----------    ----------
Clinton H. Severson......      --          --            --              --           --            --
Robert B. Milder.........      --          --            --              --           --            --
Vladimir E. Ostoich
  Ph.D...................      --          --            --              --           --            --
Donald J. Stewart(4).....  50,000        10.1%        $7.19      04/04/2010     $282,002      $661,911
Michael W. Mercer........      --          --            --              --           --            --
Kenneth P. Aron Ph.D.....  50,000        10.1%         6.31      11/01/2010      198,661       503,215

---------------
(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(2) All options granted in fiscal 2001 were granted pursuant to our 1998 Stock Option Plan. These options vest and become exercisable at the rate of one-fourth on the first anniversary of the date of grant and 1/48 per month thereafter for each full month of the optionee's continuous employment with us. Under our 1998 Stock Option Plan, the Board retains discretion to modify the terms, including the price, of outstanding options. For additional information regarding options, see "Change of Control Arrangements."

(3) All options were granted at market value on the date of grant.

(4) Mr. Stewart resigned his employment with us in April 2001.

OPTION EXERCISES IN FISCAL 2001 AND FISCAL 2001 YEAR-END OPTION VALUES

     The following table provides the specified information concerning exercises of options to purchase our common stock in the fiscal year ended March 31, 2001, and unexercised options held as of March 31, 2001, by the persons named in the Summary Compensation Table.

   AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

                                                                                             VALUE OF UNEXERCISED
                                                           NUMBER OF UNEXERCISED           IN-THE-MONEY OPTIONS AT
                             SHARES                      OPTIONS AT FISCAL YEAR END         FISCAL YEAR END($)(2)
                           ACQUIRED ON      VALUE      ------------------------------   ------------------------------
          NAME             EXERCISE(#)   REALIZED($)   EXERCISABLE(1)   UNEXERCISABLE   EXERCISABLE(1)   UNEXERCISABLE
          ----             -----------   -----------   --------------   -------------   --------------   -------------
Clinton H. Severson......        --             --        408,333          91,667          $471,053        $317,947
Robert B. Milder.........    13,000       $ 55,000         56,999          70,001          $117,960        $ 98,792
Vladimir E. Ostoich
  Ph.D. .................    30,000       $117,750        117,291          58,334          $112,382        $ 67,443
Donald J. Stewart(3).....        --             --         60,416          89,584          $132,015        $ 92,960
Michael W. Mercer........        --             --         54,374          65,626          $121,987        $ 91,433
Kenneth P. Aron Ph.D. ...        --             --         16,250          93,750                --              --

---------------
(1) Options to purchase our common stock generally vest one-fourth on the first anniversary of the date of grant and 1/48 per month thereafter for each full month of the optionee's continuous employment with us. All options are exercisable only to the extent vested.

(2) The value of the unexercised in-the-money options is based on the closing price of our common stock ($5.031 per share) on March 31, 2001 and is net of the exercise price of such options.

(3) Mr. Stewart resigned his employment with us in April 2001. He chose to exercise all of his exercisable in-the-money options within the ninety day period following the end of his employment, as provided for within his option agreement.

COMPENSATION OF DIRECTORS

     All of our non-employee directors receive compensation in the amount of $2,258 per Board meeting they attend plus reimbursement of reasonable travel expenses incurred. In addition, Dr. Tucker serves as a consultant to us and receives monthly compensation of $1,000 plus reimbursement of expenses for attending meetings at or on behalf of us. Each of our non-employee directors also receives an automatic annual grant of options to purchase 4,000 shares of common stock under our 1992 Outside Directors Stock Option Plan. In addition, Dr. Tucker receives an additional annual grant of options to purchase 5,000 shares for serving as a consultant. Clinton H. Severson, who is both a member of our Board of Directors and an employee of ours, does not receive any compensation for his services as a member of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     No member of our Compensation Committee serves a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     In April 2001, we entered into a new employment agreement with Clinton H. Severson that stipulates that should Mr. Severson's employment be terminated "without cause," as defined within the employment agreement, following a change in control of Abaxis, then (i) Mr. Severson shall receive a lump sum payment equal to two years of salary; (ii) Abaxis will continue to pay for two years of medical insurance premiums and other employee insurance coverage which Mr. Severson elects to continue; and (iii) any unvested options to purchase Abaxis common stock will become fully vested as of the date of Mr. Severson's termination. In return, Mr. Severson shall refrain from soliciting employees or customers of Abaxis for a period of one year following Mr. Severson's termination.

     In April 2001, we entered into an Employee Retention Incentive Agreement with Alberto R. Santa Ines, providing Mr. Santa Ines with nine months of salary and benefits on the earlier of (i) the termination of his employment with us other than for cause within three years of the date of the Employee Retention Incentive Agreement; or (ii) on the third anniversary of date of the Employee Retention Incentive Agreement, provided Mr. Santa-Ines has not voluntarily resigned from employment with us prior to that date.

     Our 1998 Stock Option Plan (the "1998 Plan"), provides that in the event of a "Change in Control," the surviving, continuing, successor or purchasing corporation or a parent corporation thereof, as the case may be (the "Acquiring Corporation"), shall either assume our rights and obligations under stock option agreements outstanding under the 1998 Plan (the "Options") or substitute options for the Acquiring Corporation's stock for such outstanding Options. In the event the Acquiring Corporation elects not to assume or substitute for such outstanding Options in connection with a Change in Control, our Board shall provide that any unexercisable and/or unvested portion of the outstanding Options shall be immediately exercisable and vested as of a date prior to the Change in Control, as our Board so determines. Any Options which are neither assumed by the Acquiring Corporation, nor exercised as of the date of the Change in Control, shall terminate effective as of the date of the Change in Control. Options which are assumed by the Acquiring Corporation shall become exercisable and vested as provided under the relevant stock option agreements under the Option Plans; provided, however, that if the optionee's employment with the Acquiring Corporation terminates without cause or the optionee resigns for "good reason" (as defined in the 1998 Plan) following the Change in Control, the options of the terminated optionee will become immediately exercisable and vested as of the date of termination. The 1998 Plan defines a Change in Control as (a) a direct or indirect sale or exchange by our shareholders of more than 50% of our voting stock; (b) a merger or consolidation in which we are a party;
(c) the sale, exchange, or transfer of all or substantially all of our assets; or (d) our liquidation or dissolution.

     Our 1992 Outside Directors Stock Option Plan (the "Directors Plan") provides that in the event of a "Transfer of Control," the Acquiring Corporation shall either assume our rights and obligations under stock option agreements outstanding under the Directors Plan (the "Director Options") or substitute options for the Acquiring Corporation's stock for such outstanding Director Options. In the event the Acquiring Corporation elects not to assume or substitute for such outstanding Director Options in connection with a merger constituting a Transfer of Control, our Board shall provide that any unexercisable and/or unvested portion of the outstanding Director Options shall be immediately exercisable and vested as of a date prior to the Transfer of Control, as our Board so determines. Any Director Options which are neither assumed by the Acquiring Corporation, nor exercised as of the date of the Transfer of Control, shall terminate effective as of the date of the Transfer of Control. Director Options which are assumed by the Acquiring Corporation shall become exercisable and vested as provided under the relevant stock option agreements under the Directors Plan. The Directors Plan defines a Transfer of Control as (a) a direct or indirect sale or exchange by our shareholders of more than 50% of our voting stock; (b) a merger or consolidation in which we are a party; or (c) the sale, exchange, or transfer of all or substantially all of our assets.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons.

     Based solely on its review of the copies of Forms 3, 4 and 5 and amendments thereto received by it, or written representations from the reporting persons that no Forms 5 were required for those persons. We believe that during the period from April 2, 2000 through March 31, 2001, our officers and directors complied with all applicable filing requirements.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is comprised of Dr. Richard J. Bastiani and Mr. Brenton G.A. Hanlon. Each of these individuals is a non-employee member of the Abaxis Board of Directors. The Compensation Committee is responsible for approving all compensation recommended by the President for executive officers and provides recommendations to the Board of Directors for approval of all compensation for the President and Chief Executive Officer of Abaxis. The goal of the Abaxis compensation policy for executive officers is to attract, retain and reward executive officers who contribute to Abaxis' success and to motivate these executives to achieve our business objectives. Abaxis uses salary, stock option grants and bonus compensation to meet these goals.

     Compensation Policies. Salaries initially are set for each executive officer according to a range of salaries for similar positions in comparable companies in Abaxis' industry and geographic area. Salaries are reviewed annually based on individual past performance, financial results of Abaxis and survey information from compensation consulting firms. Adjustments are made if necessary to maintain competitiveness within the industry. In April 2000, during the company-wide annual salary review, the salaries of the Abaxis executives were determined to be below the proper ranges and hence salaries were increased for the fiscal year ended March 31, 2001.

     Compensation Components. The Compensation Committee strongly believes that executive compensation should be based in part on the Abaxis' performance and has used stock option grants and bonus compensation to accomplish this goal. Accordingly, the Compensation Committee establishes both financial and operational based objectives and goals in determining executive officer bonuses, including among other things, Abaxis' aggregate annual revenues and earnings per share. Additional criteria include sales and spending forecasts for the upcoming year. Abaxis declared and paid bonuses for work performed during the quarters ended June 30, 2000 and September 30, 2000. However, Abaxis did not declare or consequently pay bonuses for work performed during the quarters ended December 31, 2000 or March 31, 2001.

     The Board of Directors strongly believes that equity ownership by executive officers provides incentives to build shareholder value and aligns the interests of executive officers with those of the shareholders. The size of an initial option grant to an executive officer generally has been determined with reference to comparable companies in Abaxis' industry and geographical area, the responsibilities and future contributions of the executive officer, as well as recruitment and retention considerations. Additional option grants to an executive officer are generally based on Abaxis' performance and individual performance. During the fiscal year ended March 31, 2001, the Compensation Committee approved stock option grants to certain of the executive officers. See "Option Grants in Last Fiscal Year." Stock options are granted at the current market price and will only have value if our stock price increases over the exercise price. Other elements of executive compensation include participation in company-wide medical and dental benefits and the ability to defer compensation pursuant to a 401(k) plan.

     Chief Executive Officer Compensation. The Compensation Committee annually reviews the performance and compensation of Clinton H. Severson, the President and Chief Executive Officer of Abaxis. During the fiscal year ended March 31, 2001, Mr. Severson's compensation consisted of salary, an incentive stock option grant and performance-based bonus compensation. During the annual review performed after the close of the fiscal year ended March 31, 2000, the Compensation Committee found Mr. Severson's salary to be below what comparable companies within Abaxis' industry and geographic area, based on compensation information obtained by Abaxis. During the fiscal year ended March 31, 2001, Mr. Severson's compensation consisted of a base salary of $250,000, and bonus compensation of $226,500. For the fiscal year ending March 31, 2002, Mr. Severson's base salary is $265,000, and he has the potential to earn a bonus of up to $150,000.

     Deductibility of Executive Compensation. Abaxis has considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations which restrict deductibility of executive compensation paid to Abaxis' Chief Executive Officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under the 1989 Plan should qualify for an exemption from these restrictions. The Compensation Committee does not believe that in general other components of the Abaxis' compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility under applicable tax laws as applicable.

                                          COMPENSATION COMMITTEE

                                          Richard J. Bastiani, Ph.D.
                                          Brenton G.A. Hanlon

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees Abaxis's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Deloitte & Touche LLP is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

     The Audit Committee consists of four directors, each of whom, in the judgment of the Board, is an "independent director" as defined in the listing standards for The Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. A copy of this charter is attached to this Proxy Statement as Appendix A.

     The Audit Committee has discussed and reviewed with the auditors all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has met with Deloitte & Touche LLP, with and without management present, to discuss the overall scope of Deloitte & Touche's audit, the results of its examinations, its evaluations of Abaxis's internal controls and the overall quality of its financial reporting.

     The following table sets forth the aggregate fees billed to Abaxis for the fiscal year ended March 31, 2001 by Deloitte & Touche LLP:

Audit Fees................................................  $205,440
All Other Fees............................................  $ 58,870

     The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and Abaxis that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors' independence.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Abaxis' audited financial statements be included in Abaxis' Annual Report on Form 10-K for the fiscal year ended March 31, 2001.

                                          THE AUDIT COMMITTEE

                                          Richard J. Bastiani, Ph.D.
                                          Brenton G.A. Hanlon
                                          Prithipal Singh, Ph.D.
                                          Ernest S. Tucker III, M.D.

     PURSUANT TO ITEM 7(e)(3), THE ABOVE INFORMATION SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE COMMISSION, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE 1934 SECURITIES EXCHANGE ACT, AS AMENDED, EXCEPT TO THE EXTENT THAT ABAXIS SPECIFICALLY INCORPORATES IT BY REFERENCE IN SUCH FILING.

                        COMPARISON OF SHAREHOLDER RETURN

     Our common stock is quoted on the Nasdaq National Market using the trading symbol ABAX. The per share price of our common stock as of the close of trading on August 31, 2001 was $5.01.

     Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the common stock with the cumulative total return of the Russell 2000 Index ("Russell 2000") and the Hambrecht & Quist Healthcare (Excluding Biotechnology) Index ("H&Q Healthcare Index") for the period commencing on March 31, 1993 and ending on March 31, 2001.(1)

                                                                                                         J.P. MORGAN HAMBRECHT &
                                                      ABAXIS, INC.          RUSSELL 2000 INDEX100.00     QUIST HEALTHCARE INDEX
                                                      ------------          ------------------------     -----------------------
1996                                                       100                         100                         100
1997                                                        55                         105                          99
1998                                                        33                         149                         141
1999                                                        33                         125                         143
2000                                                       143                         172                         139
2001                                                        86                         145                         184

     The following chart references the annual portfolio value as of March 31 in each of the following years, were an investor to have invested $100.00 in each of our common stock, the Russell 2000 and the J.P. Morgan H&Q Healthcare Index:

--------------------------------------------------------------------------------
                        1996      1997      1998      1999      2000      2001
--------------------------------------------------------------------------------
 Abaxis, Inc.          $100.00   $55.32    $32.98    $32.98    $142.55   $ 85.63
--------------------------------------------------------------------------------
 Russell 2000 Index    100.00    105.11    149.27    125.00    171.62     145.32
--------------------------------------------------------------------------------
 J.P. Morgan
  Hambrecht & Quist
  Healthcare Index     100.00     98.58    140.63    143.18    139.33     184.40
--------------------------------------------------------------------------------

          SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

     Proposals of shareholders intended to be presented at the next annual meeting of our shareholders must be received by us at our offices at 3240 Whipple Avenue, Union City, California 94089, no later than July 19, 2002, the date sixty (60) days prior to one year anniversary of our mailing to shareholders of this Proxy Statement for the 2001 Annual Meeting of Shareholders. Any such shareholder proposals must satisfy the conditions established by the Securities and Exchange Commission for inclusion in our proxy statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By order of the Board of Directors

                                          [/s/ ZARA Z. THOMAS]

                                          Zara Z. Thomas,
                                          Assistant Secretary

                                                                      APPENDIX A

            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

PURPOSE

     The purpose of the Audit Committee established pursuant to this charter will be to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of Abaxis, Inc. (the "Company"), to provide to the Board of Directors the results of its examinations and recommendations derived therefrom, to outline to the Board improvements made, or to be made, in internal accounting controls, to nominate independent auditors, and to provide the Board such additional information and materials as it may deem necessary to assist the Board in fulfilling its financial oversight responsibilities.

     In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors from time to time prescribe.

MEMBERSHIP

     The Audit Committee will be comprised of three or more members of the Board, at least two of whom shall be independent directors and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. Such members will be elected and serve at the pleasure of the Board.

     All members of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. In addition, at least one member must have past employment experience in finance or accounting, professional certification in accounting, or other comparable experience or background resulting in the individual's financial sophistication, including being or having been a chief executive, chief financial, or other senior officer with financial oversight responsibilities.

MEETINGS

     The Audit Committee will meet with financial management of the Company and the independent auditors on a quarterly basis to review the Company's financial statements consistent with Item 5 below. The Audit Committee will meet with management and the independent auditors of the Company in separate executive sessions upon the completion of the annual audit, and at such other times as it deems appropriate, to review the independent auditors' examination and management report and discuss any matters that the Audit Committee or any of these groups believe should be discussed privately.

RESPONSIBILITIES

     The responsibilities of the Audit Committee shall include:

          1. Reviewing and assessing, at least annually, this Charter and making recommendations to the Board to amend and update this Charter;

          2. Nominating the independent auditors;

          3. Reviewing the plan for the audit and related services;

          4. Taking, or recommending that the Board take, appropriate action to oversee the independence of the independent auditors, including:

        - obtaining from the independent auditors a formal written statement delineating all relationships between the auditors and the Company; and

        - discussing with the auditors any disclosed relationships or services that may impact auditor objectivity and independence (consistent with Independence Standards Board Standard No. 1, as amended from time to time);

          5. Reviewing the performance of the independent auditors and approving any proposed discharge of the independent auditors when circumstances warrant;

          6. Reviewing audit results and interim financial statements with financial management and the independent auditors prior to the filing of the Company's Form 10-K and 10-Q Reports; these meetings should include a discussion with the independent auditors of the matters required to be discussed by Statement of Auditing Standards No. 61, as amended from time to time;

          7. Considering and approving, if appropriate, changes to the Company's auditing and accounting practices and principles as suggested by the independent auditors or management, and discussing with the independent auditors any significant changes in auditing standards or their audit scope;

          8. Overseeing the adequacy of the Company's system of internal accounting controls, including obtaining from the independent auditors management letters or summaries on such internal accounting controls;

          9. Evaluating whether management is setting the appropriate "control culture" by communicating the importance of internal control and the management of risk and ensuring that all employees have an understanding of their roles and responsibilities;

          10. Overseeing the effectiveness of the internal audit function, including considering and approving, if appropriate, any significant changes to the auditing practices of the Company's internal audit department;

          11. Overseeing compliance with the Foreign Corrupt Practices Act;

          12. Reviewing significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understanding their impact on the financial statements;

          13. Reviewing with management and the independent auditors any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments;

          14. Reviewing with management and the independent auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information;

          15. Reviewing any significant disagreement among management and the independent auditors in connection with the preparation of the financial statements;

          16. Reviewing any legal matters which could significantly impact the financial statements;

          17. Overseeing compliance with SEC requirements for disclosure of auditors' services and audit committee members and activities; and

          18. Overseeing the Company's finance function, which may include the adoption from time to time of a policy with regard to the investment of the Company's assets.

     In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board of Directors delegates to it.

REPORTS

     The Audit Committee will to the extent deemed appropriate record its summaries of recommendations to the Board in written form that will be incorporated as a part of the minutes of the Board of Directors.

                                  DETACH HERE


                                     PROXY

                                  ABAXIS, INC.

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                OCTOBER 23, 2001


The undersigned hereby appoints Clinton H. Severson and Alberto Santa Ines, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Abaxis, Inc., a California corporation (the "Company"), which the undersigned is entitled to vote at the 2001 Annual Meeting of Shareholders of the Company to be held on October 23, 2001 at 10:00 a.m., local time, at the offices of the Company, located at 3240 Whipple Road, Union City, California, and at any adjournment or postponement thereof (i) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated September 4, 2001 (the "Proxy Statement"), receipt of which is hereby acknowledged, and
(ii) in their discretion upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Company's 2001 Annual Report to Shareholders.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1, 2 AND 3.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE
SEE REVERSE                                                         SEE REVERSE
   SIDE                                                                SIDE


                                  DETACH HERE


          Please mark
[X]       votes as in
          this example.

A vote FOR the following proposals is recommended by the Board of Directors:

1.  Proposal to elect the following individuals to the Board of Directors.
    Nominees: (01) Clinton H. Stevenson, (02) Richard Bastiani, Ph.D.,
    (03) Brenton G.A. Hanlon, (04) Prithipal Singh, Ph.D.,
    (5) Ernest S. Tucker, III, M.D.

        FOR                              WITHHELD
        ALL     [ ]             [ ]      FROM ALL
     NOMINEES                            NOMINEES


     [ ]
        --------------------------------------------------------
        (INSTRUCTION: To vote against any individual nominee, write that nominee's name in the space above.)


2. To increase the share reserve under the 1998 Stock Option Plan by 1,000,000 shares.

           FOR         AGAINST       ABSTAIN

           [ ]           [ ]           [ ]

3. To ratify the appointment of Deloitte & Touche L.L.P. as independent auditors of the Company for the fiscal year ending March 31, 2002.

           FOR         AGAINST       ABSTAIN

           [ ]           [ ]           [ ]


            MARK HERE                        MARK HERE
           FOR ADDRESS     [ ]              IF YOU PLAN    [ ]
           CHANGE AND                        TO ATTEND
          NOTE AT LEFT                      THE MEETING

The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this ballot.

Please sign here. Sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the Proxy for a decreased shareholder should give their full title. Please date the Proxy.